Exhibit 10.2

Sale and Purchase Agreement

This contract for “sale and purchase” hereinafter referred to as "Contract" or "Agreement", is executed this 27th day of July 2012, by and between, EcoloCap Solutions Inc. (ECOS.OB) 12505 Grove Ave. Suite 308, Barrington IL 60010 USA, hereinafter referred to as "Seller", and GFE Biofuels S.A. (GFE) , and or assigns, hereinafter referred to as "Buyer", a company organized and operating under the laws of Costa Rica and having its principal office at Liberia, Guanacaste, 50 meters South of the Municipal Stadium, Costa Rica.,

WITNESSETH:

WHEREAS, Seller is the owner of Seller's property, more particularly described in Exhibit "A" attached hereto and made a part hereof, hereinafter referred to as the "Property"; and WHEREAS, Buyer desires to purchase Seller's property and Seller desires to sell said property to Buyer;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the Seller agrees to sell and the Buyer agrees to buy the "Property" upon the following terms and conditions.

1. PURCHASE PRICE AND METHOD OF PAYMENT. Buyer shall pay and Seller shall accept the purchase price for the property in the manner of payment therefore set forth in Exhibit "B" attached hereto and made a part hereof.

2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer the correctness, truthfulness and accuracy of the matters shown on Exhibit "C" attached hereto, all of which shall survive closing.

3. EXPENSES. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants.

4. GENERAL.
a. Survival of Representations and Warranties. Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the closing date. Except as set forth in this Agreement, the exhibits hereto or in the documents delivered by Seller to Buyer in connection herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

b. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid, or to such other address as such party shall have specified by notice in writing to the other party. or registered mail or registered courier and by email attachments and must be replied to as received within 2 working days of said receipt of said documents. It is understood all document transfers outside the USA must be made via email attachments confirmed within the 2 working day period. Non-confirmation of receipt of emailed documents shall automatically trigger the documents to be sent by registered courier such as FedEx, DHL or UPS.  To such other address as such party shall have specified by notice in writing to the other party.

c. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement d. Governing Law. This agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Illinois. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Clark County, State of Illinois. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

d. Conditions Precedent. The Conditions Precedent to the enforceability of this Agreement are outlined more fully in Exhibit "E", attached hereto and made a part hereof. In the event that said Conditions Precedent are not fulfilled by the appropriate dates thereof, then this Agreement shall be deemed null and void and any deposits paid at said time shall be returned to the Buyer forthwith.

e.
Captions. The Captions of this contract are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this contract, or the intent of any provisions hereof.

f.
Typewritten or Handwritten Provisions. Hand-written provisions inserted in this contract and typewritten provisions initialed by both parties shall control over the typewritten provisions in conflict therewith.

g.	It Time of the Essence. Time and timely performance are of the essence of this contract and of the covenants and provisions hereunder.

h. Successors and Assigns. Rights and obligations created by this contract shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

i. Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail or courier, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

j. Extraordinary Remedies. To the extent cognizable at law, the parties hereto, in the event of breach and in addition to any and all other remedies available thereto, may obtain injunctive relief, regardless of whether the injured party can demonstrate that no adequate remedy exists at law.

5. AMENDMENTS OR ADDENDA. All amendments, addenda, modifications, or changes to this contract are shown on Exhibit "F", attached hereto and made a part hereof.

6. INITIALS AND EXHIBITS. This contract shall not be valid and enforceable unless it is properly executed by Buyer and Seller and their initials affixed to each page of the exhibits attached hereto and made a part hereof.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal of the Secretary of the Corporate party hereto, if any, all on the date and year first above written.

Signed, sealed and delivered in the presence of:
SELLER: EcoloCap Solutions Inc. By: Michael Siegel President and CEO	BUYER: GFE Bio Fuels S.A By: Joseph Black President and CEO
A
1250 S. Grove Ave. Suite	50 meters south of the Municipal Stadium
308 Barrington, IL 60010 USA	Liberia, Guanacaste, Costa Rica,

EXHIBIT "A"

PROPERTY DESCRIPTION

1.	Buyer will purchase one: NPU-60
       Series NPUW-60 Processing
      Cost:  $525,000.00 US, Dollars (Five Hundred and ninety-three thousand five hundred Dollars)

2.	1 Container supply of additive: 5,000 gallons @$12.50/ Gallons (sixty two thousand five hundred Dollars)

       Cost: $62,500

      This purchase only occurs after full testing of unit in Buyer facility in Costa Rica shipping

      Manufacturer shall provide Free of any charge: 100 gallons of corresponding “additive” under separate container

      Installation & Commissioning
      Cost: $00.00 First Unit no change to prove and test the unit

3.	Delivery Container Cost: $6,000.00

Total Price: $593,500.00 (Five Hundred and ninety-three thousand five hundred Dollars).,

EXHIBIT "B"
REPRESENTATIONS AND WARRANTIES OF SELLER
WARRANTY
Ecolocap (“the Seller” and known in this document as ECOS) warrants the NPU-60 processor(s) they are selling to GFE Biodiesel S.A (“the buyer” and know in this document as GFE) to be free from defects in material and workmanship for a period of five years from the original date of purchase. If the buyer discovers a defect in a product covered by this warranty, ECOS will correct this defect at their option of using new or refurbished components, or if repair is not possible replace them. This warranty is limited to one year of parts and labor and four additional years of parts coverage.

ECOS will not be liable for any costs after the first 100 gallons of additive is consumed. GFE may reject the purchase and ECOS will be liable for the cost of retrieving the unused additive and the NPU-60 processor if this technology and equipment and additive, jointly or separately, do not meet the defined and mutually agreed upon performance requirements.

EXCLUSIONS

This warranty covers defects in manufacturing discovered while using the product as recommended by the manufacturer. The warranty does not cover loss or theft, nor does it coverage extend to damage by misuse, abuse, unauthorized modification, improper storage conditions, lightening, acts of war, or natural disasters.

LIMITS OF LIABILITY

Should the product(s) fail, your sole resource shall be repair of replacement, as described in the preceding paragraphs. ECOS will not be held liable to GFE or any other party for any damages that result from the failure of this NPU-60 processor do to misuse by GFE. Damages excluded include, but are not limited to, the following: Lost of profits, lost of savings, lost data, damage to other equipment (except as specified in the ECOS insurance policy covering this technology) and incidental or consequential damages arise from the use, or inability to use this product. In no event will ECOS or its affiliates be liable for more than the amount of Buyer's purchase price, not to exceed the current list price of the product, the user accepts all terms described herein.

HOW TO OBTAIN SERVICE UNDER THIS WARRANTY

Contact us using one of the following methods:
EcoloCap Solutions Inc.
1250 S Grove Ave.
Barrington, IL 60010 USA
(866) 479-7041

REQUIREMENTS ----- In case of warranty work where is necessitates the return of the equipment the shipping costs will be paid for by ECOS or its affiliates. The payments of any custom clearance fees or duties are the responsibility of Ecolocap.

Initials:

A

Seller

Buyer

EXHIBIT "D"

Additional Amendments:

1. "As Built" refers to drawings with equipment, schedules, supplies, electrical requirements; flow rates (all units to include English requirements)

2. Flow Chart schematics of production to be included.

3. Operational instructions to be included.

4. Startup training included.

5. Additive will be available upon purchase order from GFE. Additive must be ordered minimum FORTY FIVE (45) days prior to need of additional additive for continued production. ECOS will monitor additive usage and notify GFE a minimum 30 days in advance.

EXHIBIT "E"

To be specified at a later date failure to agree by the BUYER on the conditions precedent in exhibit E will null and void this purchase order.